Exhibit 1.01

Intuit Inc.
Conflict Minerals Report
For The Year Ended December 31, 2019

Conflict Minerals Rule

This Conflict Minerals Report (the “CMR”) of Intuit Inc. (“Intuit”) for the year ended December 31, 2019 is presented to comply with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “Conflict Mineral Rules”). Rule 13p-1 imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) registrants that manufacture or contract to manufacture products containing certain minerals which are necessary to the functionality or production of those products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“3TG” or “Conflict Minerals”). Rule 13p-1 focuses on 3TG originating from the Democratic Republic of Congo (“DRC”) and nine adjoining countries (together, the “Covered Countries”). If, based on a Reasonable Country of Origin Inquiry (“RCOI”), a registrant has reason to believe that any of the necessary Conflict Minerals contained in its products may have originated in the Covered Countries and may not be from recycled or scrap sources, then the registrant must exercise due diligence on such Conflict Minerals’ source and chain of custody.

Company overview

Intuit helps consumers, small businesses and the self-employed prosper by delivering financial management and compliance products and services. Our flagship brands, QuickBooks and TurboTax, help customers run their small businesses, pay employees and bills, separate business and personal expenses, track their money, and file income taxes (“Core Products”). Intuit’s Core Products account for majority of our total annual revenue. These offerings include software products distributed through downloading, cloud-based services and CDs. In addition to these core software offerings, Intuit also contracts to manufacture a bluetooth card reader that connects to smart phones and tablets and allows merchants to process credit card payments (the “Intuit Payment Devices”).

Conflict Minerals Rule Applicability

Intuit has reviewed the products it manufactures or contracts to manufacture and has confirmed that none of its Core Products described above contain Conflict Minerals. For the 2019 reporting period, the Intuit Payment Devices are the only products that Intuit contracted to manufacture which contain Conflict Minerals that are necessary to their functionality or production. This CMR relates to the due diligence process undertaken for the Intuit Payment Devices.

Intuit contracts to manufacture the Intuit Payment Devices with one direct supplier (the “Tier One Supplier”). Intuit does not directly purchase raw minerals, including 3TG, and is many steps removed from the mines, smelters and refiners that supply the conflict minerals contained in the Intuit Payment Devices.

Statements in this CMR are based on our due diligence activities performed in good faith for the calendar year 2019. Factors that could affect the accuracy of the statements in this CMR include but are not limited to, incomplete supplier or smelter data available through suppliers or smelters, on-going certification of smelters, continued guidance or amendments to the Conflict Minerals Rules and other factors.

Reasonable Country of Origin Inquiry

Intuit conducted a RCOI to determine whether any of the necessary Conflict Minerals in the Intuit Payment Devices originated in the Covered Countries, or were Conflict Minerals from recycled or scrap sources by surveying our supply base for the Intuit Payment Devices. Based on its RCOI, Intuit was unable to determine that such Conflict Minerals did not originate in the Covered Countries or came from recycled or scrap sources, and, accordingly, we conducted due diligence on the source and chain of custody of such Conflict Minerals, as discussed below.

Due Diligence Program

Intuit’s due diligence program was designed to conform, in all material respects, to the five-step framework laid out in the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition and related Supplements on Tin, Tantalum and Tungsten and on Gold (the “OECD

Guidance”). Below is a summary of the design of our due diligence program as it relates to the five-step framework under the OECD Guidance.

Step 1: Establish Strong Company Management Systems

Intuit has established strong company management systems relating to conflict minerals. In January 2013, we formed a dedicated working group comprised of subject matter experts within the Supply Chain organization and Legal teams, and this working group has met regularly since its formation. The working group reports regularly on progress to a disclosure committee of senior executives, including the Chief Financial Officer, Chief Accounting Officer and General Counsel, and also updates the Audit and Risk Committee of the Board of Directors. Management has also developed a Conflict Minerals Policy that is posted at http://www.intuit.com/company/strategic-sourcing/supplier-policies/conflict-minerals/ to clearly communicate Intuit’s commitment to developing and maintaining a conflict free mineral supply chain to its suppliers and the public.

In addition, in order to improve on the quality of information provided by its supply chain, Intuit has already amended its agreements with its suppliers to strengthen the contractual requirements to source from certified conflict-free sources wherever possible. Intuit requires the inclusion of similar provisions in its agreements with new suppliers.

Finally, we maintain a company-level grievance mechanism, as described in our Code of Conduct and Ethics, that enables employees to report concerns, including any concerns regarding Intuit’s Conflict Minerals supply chain. Intuit also maintains an integrity hotline that third parties can use to report on financial and ethical issues, including issues concerning our Conflict Minerals supply chain. The number for this hotline is 1-877-379-3939.

Step 2: Identify and Assess Risk in the Supply Chain

Intuit relies on the Tier One Supplier to provide information regarding the 3TG contained in our products, and the Tier One Supplier is similarly reliant upon information provided by its suppliers. In this process, Intuit used the due diligence tools developed by the Responsible Minerals Initiative (“RMI”), including the RMI’s Conflict Minerals Reporting Template (the “Template”), which is designed to identify the smelters that process the Conflict Minerals in a company’s supply chain.

Intuit reviewed the Templates provided by the Tier One Supplier for completeness, accuracy and consistency. Intuit compared the identified smelters against the RMI’s standard smelter list and the list of compliant smelters published by the Responsible Minerals Assurance Process (“RMAP”).

We are a member of the Responsible Business Alliance (“RBA”) and the RMI working groups. As a member of the RMI, a leading industry program that helps its members to manage risk by improving supply chain transparency with respect to Conflict Minerals, Intuit has access to RMI RCOI data that aids us in determining the mine or location of origin of the Conflict Minerals in our supply chain.

Step 3: Design and Implement a Strategy to Respond to Identified Risks

Intuit’s strategy to respond to the identified risks in its supply chain focuses on implementing requirements that its Tier One Supplier source the components in the Intuit Payment Devices from smelters certified under RMAP wherever possible. In this regard, where Template responses indicate that suppliers are not using sources that have been certified as conformant to an independent third-party audit program such as RMAP, we engaged with the Tier One Supplier and/or Original Equipment Manufacturer (“OEM”) to encourage them to establish an alternative source of Conflict Minerals. Intuit holds regular meetings with its Tier One Supplier to discuss and assess whether all of the suppliers in the supply chain are diligently working to get the Template completed in an accurate and timely manner. We also update our Audit and Risk Committee at least annually on our conflict minerals reporting.

Step 4: Support Independent Third-Party Audit of Supply Chain Due Diligence

Intuit does not have direct relationships with smelters and is many steps removed from the mines, smelters and refiners. We do not perform direct audits of these entities’ supply chains for 3TGs. However, Intuit supports the development of, and smelter’ participation in, independent third party audits of smelters’ sourcing practices, such as the RMAP.

Step 5: Report on Supply Chain Diligence

Intuit is committed to full and transparent disclosure of its efforts to facilitate the responsible sourcing of minerals for its products. This CMR is available on Intuit’s website at http://www.intuit.com/company/strategic-sourcing/supplier-policies/conflict-minerals/.

Results of Due Diligence

For the 2019 reporting period, we had reason to believe that the Conflict Minerals contained in the Intuit Payment Devices may have originated from the Covered Countries and may not have come from recycled or scrap sources. Intuit exercised vigilant due diligence as described above on the source and chain of custody of these necessary Conflict Minerals.

Intuit’s efforts to determine the mine or location of origin of the Conflict Minerals in the Intuit Payment Devices with the greatest possible specificity consisted of the due diligence measures described in this CMR, including our efforts to seek information from our suppliers using the Template. Based on responses we received from our Tier One Supplier, 152 smelters were identified in Intuit’s supply chain. All of the identified smelters have been audited by the RMAP.

The table below illustrates our results by providing, for each relevant metal, the number and percentage of identified 3TG smelters that were RMAP conformant during the 2019 reporting period.

Conflict Minerals	Total Smelters in Supply Chain	Total RMAP - Compliant Smelters	% of RMAP- Compliant Smelters
Gold	63	62	98
Tantalum	26	26	100
Tin	42	42	100
Tungsten	21	21	100
Grand total	152	151	99

The percentage of Intuit’s RMAP-conformant smelters reflects our commitment to the Conflict Minerals Rules. For the 2018 reporting period, we disclosed in our CMR that 99% of the identified smelters were RMAP conformant. One tin smelter did not appear on the RMAP-conformant list because it had shut down its operations permanently during 2018. The percentage of RMAP-conformant smelters remained 99% in the 2019 reporting period for the same reason. One gold smelter shut down during 2019 and therefore was not classified as conformant. This is reflected in the table above.

Intuit cannot be certain that the list of 152 smelters is comprehensive and that there are no other smelters which contribute to the components in the Intuit Payment Devices. Consequently, we are unable to determine that the Conflict Minerals utilized in the Intuit Payment Devices did not originate in the Covered Countries or directly or indirectly benefit armed groups.

Although Intuit requested information from the suppliers at a product level, almost all supplier responses provided information at a company or division level, but not at a product level, and, therefore, the information provided was not necessarily limited to smelters confirmed to be in Intuit’s supply chain. As a result, Intuit is unable to validate whether the facilities identified by the OEMs, which are listed in Annex A below, in fact contributed Conflict Minerals to Intuit Payment Devices.  Annex B below includes an aggregated list of the countries of origin from which the facilities listed in Annex A are believed to source Conflict Minerals, based on information provided by suppliers and the RMI, of which Intuit is a member.

Additional Mitigation Efforts

Intuit is committed to responsible sourcing and has been dedicated to ensuring that any Conflict Minerals contained in its products do not finance armed groups. Towards this end, Intuit has made notable progress in ensuring that Conflict Minerals are responsibly sourced from smelters that are conformant with RMAP.

Intuit is also a member of the RBA and has developed procedures consistent with the RBA recommendations for responsible sourcing of Conflict Minerals, as set forth in the OECD Guidance. Intuit also attends the bi-weekly RBA Conflict Minerals Due Diligence Calls chaired by the RBA and has implemented the best practices that are relevant to its supply chain that have been developed by the RMI. As an active member of the RBA, Intuit will continue to monitor and implement relevant best practices recommendations from the RBA as well as Conflict Minerals trends that impact Intuit’s business.

Further, Intuit:

•	While on-boarding our Tier One Supplier, included a provision in the supplier contract to ensure that it is committed to responsible sourcing of Conflict Minerals;

•	Conducts benchmarking sessions with manufacturers and other technology companies in Silicon Valley;

•	Sets up webinars with its suppliers to address concerns and questions; and

•	Continues to work with suppliers to see that they have robust due diligence practices.

We also continue to work with our Tier One Supplier and the RBA to ensure that our Tier One Supplier continues to make all reasonable efforts to work with OEMs to source from smelters that are compliant with the RMAP.

Finally, while we are pleased with our progress in developing a conflict-free supply chain of Conflict Minerals in our existing products, we may continue to introduce new products, including devices which may contain certain Conflict Minerals necessary to their functionality or production. To that extent, we will continue to take all reasonable efforts to source such Conflict Minerals from smelters that are compliant with the RMAP.

ANNEX A
2019 Facility List

The following is a list of the facilities that the suppliers we surveyed reported as being in their supply chains.

Mineral	Smelter Name	Country
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Masan Tungsten Chemical LLC (MTC)	VIET NAM
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	CV Gita Pesona	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fenix Metals	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL

Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	CV Ayi Jaya	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA

Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN

Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Royal Canadian Mint	CANADA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA

ANNEX B

Countries of origin of the Conflict Minerals that the facilities listed in Annex A process are believed to include the following countries, based on information provided by suppliers and RMI:

L1	L2
Level 1 countries are not identified as conflict regions or plausible countries for smuggling, export or transit of materials containing tantalum, tin, tungsten or gold from the Covered Countries.	Level 2 countries are known Covered Countries or plausible countries for smuggling, export or transit of materials containing tantalum, tin, tungsten or gold from the Covered Countries.
Australia
Austria
Belgium
Bolivia
Brazil
Canada
China
Estonia
Germany
Hong Kong
India
Indonesia
Italy
Japan
Kazakhstan
Korea
Malaysia
Mexico
Philippines
Poland
Russia
Singapore
Spain
Sweden
Switzerland
Taiwan
Thailand
Turkey
United States of America
Vietnam